Exhibit 99.2

Watsco Raises Ownership Interest in

Joint Venture with Carrier to 80%

MIAMI, FLORIDA — (BUSINESS WIRE) – February 14, 2017 — Watsco, Inc. (NYSE: WSO) announced today that it has increased its ownership interest of Carrier Enterprise Northeast LLC, a joint venture with Carrier, to 80% for approximately $43 million in cash. The incremental investment builds on the November 2016 transaction that had increased Watsco’s controlling interest from 60% to 70%. Carrier Enterprise Northeast had sales in 2016 of approximately $500 million from 41 locations in the northeastern United States and 12 locations in Mexico.

About Watsco

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home.

Watsco’s traditional sales channel is through one of its 565 locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. This network has been built over the last 25 years and serves 88,000 active customers. Watsco is developing and investing in technologies to enable sales via e-commerce, on-line marketplaces and through the retail sales channel. As the industry leader, we believe that significant growth potential remains given that the marketplace for HVAC/R products at the consumer level is estimated to be $88 billion annually. Additional information about Watsco may be found at http://www.watsco.com.